Exhibit 21.1

Subsidiaries of HubSpot, Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
HubSpot Asia Pte. Ltd.	Singapore
HubSpot Australia Pty Ltd HubSpot Belgium HubSpot Canada Inc.	Australia Belgium Canada

HubSpot France S.A.S.

HubSpot Germany GmbH

HubSpot Ireland Limited

HubSpot Japan K.K.

HubSpot Latin America S.A.S.

HubSpot Netherlands

HubSpot Spain

HubSpot Sweden, a filial of HubSpot Ireland Limited

HubSpot UK Holdings Limited

France Germany Ireland Japan Colombia Netherlands Spain Sweden United Kingdom